MeadWestvaco Corporation    World Headquarters
                                  One High Ridge Park
                                  Stamford, CT 06905


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Media contact:                                 Investor Relations contact:
Alison von  Puschendorf                        Mark F. Pomerleau

TEL 203 461 7634                               TEL 203 461 7616








            MeadWestvaco Corporation Announces Preliminary Results of
                            Common Stock Tender Offer

STAMFORD, Conn., June 9, 2005 - MeadWestvaco Corporation (NYSE: MWV) today announced the preliminary results of its modified Dutch Auction tender offer to purchase up to 16 million shares of its common stock. The tender offer expired at 5:00 p.m., Eastern Time, on Wednesday, June 8, 2005.

Based  on  a  preliminary   count  by  the  depositary  for  the  tender  offer,
approximately 18.7 million shares of common stock, including approximately 4.67 million shares that were tendered through notice of guaranteed delivery, were properly tendered and not properly withdrawn at prices at or below $29.50 per share. MeadWestvaco will acquire all 18.7 million shares properly tendered and not properly withdrawn at a purchase price of $29.50 per share. Of the 18.7 million shares, 2.7 million shares will be purchased in accordance with the company's right to acquire additional shares without extending the offer.

MeadWestvaco previously announced that it would use approximately $500 to $700 million of cash proceeds from the company's sale of its printing and writing papers business to return value to shareholders through stock repurchases.

The number of shares properly tendered and not properly withdrawn and the purchase price are preliminary and subject to verification by the depositary. The final number of shares purchased and the purchase price will be announced as soon as practicable following completion of the verification process and confirmation by the depositary of the proper delivery of all shares tendered. Payment for the shares validly tendered and accepted for purchase under the tender offer, and return of any shares not accepted, will occur promptly after such announcement.

Investor  questions   concerning  the  tender  offer  may  be  directed  to  the information agent, Georgeson Shareholder Communications Inc., at (800) 280-0857, or the dealer manager, Goldman, Sachs & Co., at (800) 323-5678.

ABOUT MEADWESTVACO CORPORATION
MeadWestvaco, headquartered in Stamford, Conn., is a global packaging company that delivers high-value packaging solutions and products to the world's most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29


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countries,  has been  selected  for the Dow Jones  Sustainability  Indexes,  and manages its forestlands in accordance with the Sustainable Forestry Initiative(R). For more information, please visit www.meadwestvaco.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, competitive pricing for the company's products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2004, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company's reports filed with the SEC.

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